SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549



                             FORM 11-K


[x]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934
		For the fiscal year ended December 31, 2002


OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934
		For the transition period from _____ to ______


                      Commission File Number 33-94194


        A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                CoVest Banc
                            Profit Sharing Plan

        B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          CoVest Bancshares, Inc.
                              749 Lee Street
                        Des Plaines, Illinois  60016




                            REQUIRED INFORMATION


	The CoVest Banc, N.A., Profit Sharing Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. Because the Profit Sharing Plan has more than 100 employee/participates, the financial statements required by the general institutions of Form 11-K are attached as Exhibit 99.1.














                                 SIGNATURES

	The Plan.  Pursuant to the requirements of the Securities
Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


COVEST BANC, N.A. PROFIT SHARING PLAN


By:  /s/ PAUL A. LARSEN
     PAUL A. LARSEN
     Chief Financial Officer

Date: June 27, 2003






                                COVEST BANC
                            PROFIT SHARING PLAN

                               EXHIBIT INDEX
                                     TO
                         ANNUAL REPORT ON FORM 11-K



Exhibit			Description			Sequential
  No.                                                     Page No.

  23.1     Consent of Crowe, Chizek & Co.                    5

  99.1     Financial Statements                              6